Exhibit 99.1

Analysts/Investors:

Ron Parham

Sr. Director of Investor Relations

& Corporate Communications

Columbia Sportswear Company

(503) 985-4584

rparham@columbia.com

Media

Scott Trepanier

Global Brand Director

Columbia Sportswear Company

(503) 985-4183

strepanier@columbia.com

COLUMBIA SPORTSWEAR COMPANY ANNOUNCES

APPOINTMENTS OF CHIEF FINANCIAL OFFICER AND CHIEF TRANSFORMATION OFFICER

PORTLAND, Ore. – June 14, 2017 – Columbia Sportswear Company (Nasdaq:COLM), a leading innovator in the active outdoor apparel, footwear, accessories, and equipment industries, today announced the appointment of Jim Swanson as the company’s Senior Vice President and Chief Financial Officer and Peter Rauch as the company’s Senior Vice President and Chief Transformation Officer.

Swanson brings a wealth of experience with the company to his role, having served in a variety of key finance positions over the past 14 years. Swanson served as Columbia’s Senior Global Financial Analyst from April 2003 to December 2004, as Finance Manager from January 2005 to December 2008 and as Director of Strategic and Financial Planning from January 2009 to May 2015 when he was named Vice President of Finance. Prior to joining the company, Swanson served in a variety of financial planning and analysis, tax and accounting roles, including senior financial analyst at Freightliner Corporation and at Tality Corporation – a wholly-owned subsidiary of Cadence Design Systems and as a senior tax and business advisory associate at Arthur Andersen.

Swanson will fill the position currently held by Tom Cusick, who has been promoted to Executive Vice President and Chief Operating Officer, effective July 1, 2017.

Rauch will lead the company’s newly-formed transformation office, which is being established as part of the on-going business assessment launched by the company in the first quarter of 2017.

Rauch brings to the role diverse, global experience with the company. Currently serving as the company’s Vice President, Chief Accounting Officer since August 2016, Rauch joined the company in January 2008 as Retail Accounting Manager. He was promoted to Director of Retail Accounting in April 2010, Senior Financial Controller – EMEA in June 2011, and Chief Financial Officer of the company’s joint venture in China in July 2013. Prior to Columbia Sportswear Company, he served as Senior Manager Accounting & Reporting for Webtrends from 2006 to 2007 and was an accountant with Deloitte from 1999 to 2006. He is a certified public accountant.

“I am excited to share the appointment of these two new leaders as we continue to organize around the new operating model we announced last week,” Tim Boyle, Columbia’s President and Chief Executive Officer, commented. “Jim’s deep knowledge of the company’s business and his proven financial management skills will provide great insight and continuity as we move forward with our strategic business initiatives. Similarly, Peter’s global financial and operational experience will enable him to play a key role leading change initiatives to support our commitment to being a brand-led, consumer-first organization and to successfully execute on our strategic plan. I look forward to working with both Jim and Peter in their new roles.”

Swanson and Rauch will report to EVP and COO Tom Cusick. Both appointments will take effect July 1, 2017.

About Columbia Sportswear Company

Columbia Sportswear Company has assembled a portfolio of brands for active lives, making it a leader in the global active lifestyle apparel, footwear, accessories, and equipment industry. Founded in 1938 in Portland, Oregon, the company’s brands are today sold in approximately 90 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hardwear®, SOREL®, prAna®, and OutDry® brands. To learn more, please visit the company’s websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, www.prana.com, and www.outdry.com.

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